Exhibit 99.2

Contact:

Chris Tofalli
Chris Tofalli Public Relations, LLC
(914) 834-4334

FOR IMMEDIATE RELEASE

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING

        New York, New York, August 7, 2007 - Alternative Asset Management Acquisition Corp. (AMEX: AMV.U) announced today that it has completed its initial public offering of 41,400,000 units, including 5,400,000 units pursuant to the underwriters’ over-allotment option. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $414,000,000 to the Company.

        The offering is being made only by means of a prospectus, copies of which may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732; fax: 718-765-6734). Citi acted as the sole bookrunning manager and Lazard Capital Markets acted as co-manager of the initial public offering.

        The Company also announced the simultaneous consummation of the private sale of 4,625,000 warrants at a price of $1.00 per warrant, generating gross proceeds of $4,625,000. The warrants were purchased by Hanover Overseas Limited, STC Investment Holdings LLC, Solar Capital, LLC, Jakal Investments, LLC, Mark Klein and Steven Shenfeld.

        Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $402,425,000 (or approximately $9.72 per unit sold in the initial public offering) was placed in trust.

        In addition, the Company announced today that commencing August 14, 2007, the holders of the Company’s units may elect to separately trade the common stock and warrants included in the Company’s units. Those units not separated will continue to trade on the American Stock Exchange under the symbol “AMV.U”, and each of the common stock and warrants will trade on the American Stock Exchange under the symbols “AMV” and “AMV.WS”, respectively.

        Registration statements relating to these securities were filed and declared effective by the Securities and Exchange Commission on August 1, 2007.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alternative Asset Management Acquisition Corp.

        Alternative Asset Management Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses or assets in the alternative asset management sector or a related business.

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